UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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THORATEC CORPORATION

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Filed by Thoratec Corporation

Pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Subject Company: Thoratec Corporation

Commission File No.: 000-49798

To: Thoratec Global

Subject: Important message from Keith Grossman

All Thoratec Employees,

I am pleased to announce that Thoratec has signed an agreement to be acquired by St. Jude Medical, Inc. (St. Jude Medical), a Fortune 500 company and a worldwide cardiovascular medical device leader. At $63.50/share, St. Jude Medical is paying almost $3.7 billion for Thoratec, an amazing testament to our hard work and innovation.

From its beginnings as a mechanical heart valve manufacturer, St. Jude Medical has grown largely by maintaining a strong commitment to funding R&D and by acquisition to become one of the largest cardiovascular device companies in the world. St. Jude Medical now has a global presence in heart failure, cardiac rhythm management and electrophysiology, as well as vascular, neuromodulation and structural heart solutions. St. Jude Medical employs more than 16,000 people, supporting approximately $6 billion in sales around the world.

Upon the close of this transaction, which we expect to happen by the fourth quarter of this year, Thoratec will become part of St. Jude Medical and our products will become cornerstone offerings in St. Jude Medical’s emerging presence in the treatment of heart failure, a key strategic priority for the future of their organization.

We expect that most Thoratec employees will transition to St. Jude Medical when the transaction closes. Rest assured that our goals, mission and vision won’t change – in fact, they’ll be enhanced by our new partnership with St. Jude Medical. I recognize that you will have many questions about what this transaction means for our organization and for you personally. While it’s too early to know many of the details about how St. Jude Medical and Thoratec will work together, I am encouraged by what we have heard from St. Jude Medical so far, and I am excited about this change – what it means for our mission, the future of our products, the patients who will receive access to them, and of course our shareholders.

The opportunities created by bringing our companies together to grow our markets and progress our product offering are vast. Here are just a few:

•	St. Jude Medical is the worldwide leader in Cardiac Resynchronization Therapy (CRT) for treatment of earlier-stage heart failure patients, and spends time and resources generating patient referrals for heart failure device therapy, an effort that promises valuable overlap with our own objectives.

•	St. Jude Medical’s CardioMEMS™ HF System is the only FDA-approved implantable blood pressure and cardiac output monitor in the U.S. In combination with our MCS offerings, this device offers very compelling opportunities to improve patient care, as I’m sure you can already begin to imagine.

•	Their implantable Bluetooth expertise along with St. Jude Medical’s Merlin.net™ Patient Care Network – a remote patient monitoring platform – offer opportunities to accelerate years of development in this area for Thoratec, which will benefit our clinician customers and patients alike.

•	St. Jude Medical’s global presence in cardiac catheterization labs, the venue of care for our HeartMate PHP™ product line, can jumpstart our introduction of this exciting product around the world.

•	St. Jude Medical’s presence in emerging markets around the world will offer us an expansion platform in a number of new markets where we have only scratched the surface to date.

The list goes on. These capabilities, combined with the market-leading MCS presence and expertise possessed only by Thoratec and our employees, offer the promise of the kind of meaningful market creation we have always envisioned for our therapy.

You may ask ‘why now – aren’t we succeeding on our own?’ And the answer, of course, is a resounding yes! In the last year, Thoratec has regained its historical “mojo” in a very big way. It is our very success in re-establishing growth and driving profitability, as well as the future potential of our best-in-class technology, which made us so attractive and prompted St. Jude Medical’s unsolicited bid to purchase Thoratec. While we’re obligated to consider any offers that might prove beneficial to our shareholders, I can tell you the potential growth and advancement of our vision that a partnership with St. Jude Medical offers were also an important factor in our decision to accept.

The reassertion of market leadership and market growth with HeartMate II®, the incredible promise of HeartMate 3™, the recent CE Mark and IDE approvals for HeartMate PHP™, the strength of our pipeline, technology and market expertise, and the capabilities of our team all combined to create a business that St. Jude Medical feels will generate great value for them – and for shareholders. This should be a source of great pride for all of you who have spent so many years creating something of such value.

As a public company, our Board has an obligation to consider options that are best for our business, people and patients, but that also optimize our shareholders’ value. That’s why our acceptance of St. Jude Medical’s offer includes a unique provision that enables us to consider competing offers for a period of up to 30 days. You will likely hear speculation about this in the marketplace, so please rely on us for official information. It is our intention to join St. Jude Medical, and I am personally very excited about the potential this move will provide for our people, our patients, and our products. We will keep you informed if any aspects of the transaction change.

I know that each of you will do your part to support this opportunity and make the transition as smooth and seamless as possible. And I’m pleased to tell you that St. Jude Medical has agreed to certain economic incentives and protections we are putting into place for employees, including some combination of cash retention bonuses, equity vesting, enhanced cash and equity severance protections, and more. These will vary by employee based on job level, length of service, and other factors. Both St. Jude Medical and Thoratec recognize the continued support and extra effort transactions like this can require, as well as the potential for short-term distraction, and want to make sure that you have every reason to continue to focus on your career here and your role in achieving the company’s goals. You’ll learn more about these programs in the coming days.

In the meantime, and as always, our patients and our customers remain our top priority. Until the transaction closes, St. Jude Medical and Thoratec will continue operating as separate businesses and work will continue as usual. I am committed to sharing information with you as it becomes available.

Thoratec has been one of the great success stories of the medical device world, and an example of what human ingenuity, hard work and teamwork can create for the common good. This change represents the next chapter for the therapy we’ve played a leading role to create, and the opportunity to treat and save the lives of many, many more patients in the years to come. Thank you for the role you’ve played in this great story so far, and for the role you will play in writing the chapters to come. Stay tuned for more information!

Warm Regards,

Keith Grossman

Important Information

Additional Information and Where to Find It

Thoratec Corporation. (“Thoratec” or the “Company”) intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement in connection with its proposed acquisition by St. Jude Medical, Inc., a Minnesota Corporation (“St. Jude Medical”) and furnish or file other materials with the SEC in connection with the proposed transaction. The definitive proxy statement will be sent or given to the shareholders of the Company and will contain important information about the proposed transaction and related matters. BEFORE MAKING ANY VOTING DECISION, THORATEC’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THOSE OTHER MATERIALS CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. The proxy statement and other relevant materials (when they become available), and any other documents filed by Thoratec with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, security holders will be able to obtain free copies of the proxy statement from Thoratec by contacting Thoratec’s Investor Relations by telephone at (925) 847-8600, or by mail Thoratec Corporation, 6035 Stoneridge Drive, Pleasanton, California 94588, Attention: Investor Relations, or by going to Thoratec’s Investor Relations page on its corporate website at www.thoratec.com.

Participants in the Solicitation

Thoratec and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Thoratec in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein will be included in the proxy statement described above. Additional information regarding the directors and executive officers of Thoratec is included in proxy statement for its 2015 Annual Meeting, which was filed with the SEC on March 24, 2015, and is supplemented by other public filings made, and to be made, with the SEC by Thoratec.

Forward-Looking Statements

This document contains forward-looking statements within the meaning of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those indicated in such forward-looking statements, including, but not limited to, the ability of the parties to consummate the proposed transaction; satisfaction of closing conditions to the consummation of the proposed transaction; the impact of the announcement of the proposed transaction on Thoratec’s relationships with its employees, existing customers or potential future customers; and such other risks and uncertainties pertaining to the Thoratec’s business as detailed in its filings with the SEC on Forms 10-K and 10-Q, which are available on the SEC’s website at www.sec.gov. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date thereof. Thoratec assumes no obligation to update any forward-looking statement contained in this document.